The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated May 16, 2019

PROSPECTUS Dated November 16, 2017	Pricing Supplement No. 1,997 to
PROSPECTUS SUPPLEMENT Dated November 16, 2017	Registration Statement Nos. 333-221595; 333-221595-01
Dated May , 2019
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Market Linked Notes due May 26, 2022
Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Fully and Unconditionally Guaranteed by Morgan Stanley

The Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc., which we refer to as the notes, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the notes do not pay interest. Instead, at maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based upon the value of the worst performing of the common stock of Bank of America Corporation (“BAC Stock”), the common stock of Apple Inc. (“AAPL Stock”) and the common stock of NIKE, Inc. (“NKE Stock”), which we refer to collectively as the underlying stocks, as determined on the determination date, subject to the maximum payment at maturity. The notes are for investors who are concerned about principal risk but seek a stock-based return and who are willing to forgo current income and upside beyond the maximum payment at maturity in exchange for the repayment of principal at maturity plus a supplemental redemption amount, if any, based on the value of the worst performing underlying stock on the determination date. Because the payment at maturity of the notes is based on the worst performing of the underlying stocks, the fact that the notes are linked to three underlying stocks does not provide any asset diversification benefits and instead means that if any of the underlying stocks depreciates or does not appreciate from its respective initial share price, the supplemental redemption amount will be $0, even if one or both of the other underlying stocks have appreciated. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount of each note is $1,000.

•	We will not pay interest on the notes.

•	At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive $1,000 plus a supplemental redemption amount if any, subject to the maximum payment at maturity. In no event will the payment due at maturity be less than $1,000 per note or greater than the maximum payment at maturity.

•	The supplemental redemption amount will equal (i) $1,000 times (ii) the share percent change of the worst performing underlying stock times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 per note or greater than at least $250 per note (to be determined on the pricing date).

•	The participation rate will equal 100%.

•	The maximum payment at maturity will equal at least $1,250 per note (at least 125% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

•	The share percent change, with respect to each underlying stock, will equal: (final share price – initial share price) / initial share price.

•	With respect to the BAC Stock, the initial share price will equal the closing price of one share of BAC Stock on May 21, 2019, the day we price the notes for initial sale to the public, which we refer to as the pricing date; with respect to the AAPL Stock, the initial share price will equal the closing price of one share of AAPL Stock on the pricing date; and with respect to the NKE Stock, the initial share price will equal the closing price of one share of NKE Stock on the pricing date.

•	The final share price, with respect to each underlying stock, will equal the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of May 23, 2022, which we refer to as the determination date. The adjustment factor, with respect to each underlying stock, will initially be set at 1.0 and is subject to change upon certain corporate events affecting such underlying stock.

•	The worst performing underlying stock will be the underlying stock with the lowest share percent change.

•	Investing in the notes is not equivalent to investing in the underlying stocks.

•	The notes will not be listed on any securities exchange.

•	The estimated value of the notes on the pricing date is approximately $957.00 per note, or within $15.00 of that estimate. See “Summary of Pricing Supplement” beginning on PS-3.

•	The CUSIP number for the notes is 61769HCK9 and the ISIN for the notes is US61769HCK95.

You should read the more detailed description of the notes in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement,” “Terms” and “Additional Information about the Notes.”

The notes are riskier than ordinary debt securities. See “Risk Factors” beginning on PS-10.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER NOTE

	Price to Public	Agent’s Commissions(1)	Proceeds to Us(2)
Per Note	$1,000	$	$
Total	$	$	$
(1)	Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $ for each note they sell. See “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Additional Information About the Notes—Use of Proceeds and Hedging” on PS-33.

The agent for this offering, Morgan Stanley & Co. LLC, is our affiliate. See “Additional Information About the Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the notes and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the notes, see the section of this pricing supplement called “Additional Information About the Notes—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the notes:

The notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

The notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the notes we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The notes offered are medium-term debt securities issued by MSFL and are fully and unconditionally guaranteed by Morgan Stanley. At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an amount in cash equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based on the value of the worst performing underlying stock, as determined on the determination date, subject to the maximum payment at maturity. In no event will the payment due at maturity be less than the stated principal amount of $1,000 per note or greater than the maximum payment at maturity. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Each note costs $1,000	We are offering the Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc. (the “notes”). The stated principal amount and original issue price of each note is $1,000.

The original issue price of each note includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the pricing date will be less than $1,000. We estimate that the value of each note on the pricing date will be approximately $957.00, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the notes on the pricing date, we take into account that the notes comprise both a debt component and a performance-based component linked to the underlying stocks. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying stocks, instruments based on the underlying stocks, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the participation rate and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the underlying stocks, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

The notes do not pay interest	Unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Instead, at maturity, you will receive for each $1,000 stated principal amount of notes that you hold an amount in cash based upon the value of the worst performing underlying stock, as determined on the determination date, subject to the maximum payment at maturity. See “Hypothetical Payouts on the Notes” on PS-8.

Payment at maturity based on the value of the worst performing underlying stock	At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive an in cash amount equal to:

$1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity.

where,

supplemental redemption amount = $1,000 × share percent change of the worst performing underlying stock × participation rate maximum payment at maturity = at least $1,250 per note (at least 125% of the stated principal amount, to be determined on the pricing date).

and

share percent change =	final share price − initial share price initial share price
initial share price =

With respect to the BAC Stock, $     , which is the closing price of such underlying stock on the pricing date.

With respect to the AAPL Stock, $     , which is the closing price of such underlying stock on the pricing date.

With respect to the NKE Stock, $     , which is the closing price of such underlying stock on the pricing date.

final share price = with respect to each underlying stock, the closing price of one share of such underlying stock times the adjustment factor for such underlying stock, each as of the determination date participation rate = 125%

adjustment factor = 1.0 for each underlying stock, subject to change upon certain corporate events affecting the underlying stocks.

worst performing underlying stock = the underlying stock with the lowest share percent change

Because the payment at maturity of the notes is based on the worst performing of the underlying stocks, the fact that the notes are linked to three underlying stocks does not provide any asset diversification benefits and instead means that if any of the underlying stocks depreciates or does not appreciate from its respective initial share price, the supplemental redemption amount will be $0, even if one or both of the other underlying stocks have appreciated.

All payments on the notes are subject to our credit risk.

For further information on each of the underlying stocks, please see the section of this pricing supplement entitled “Additional Information About the Notes—Historical Information.” You can review the historical closing prices for each of the underlying stocks for each calendar quarter in the period from January 1, 2016 through May 15, 2019 in the section of this pricing supplement entitled “Additional Information About the Notes—Historical Information.”   You cannot predict the future performance of the underlying stocks based on their historical performance.

Investing in the notes is not equivalent to investing in the common stock of Bank of America Corporation, the common stock of Apple Inc. or the common stock of NIKE, Inc.

The adjustment factors may be changed	During the term of the notes, our affiliate, Morgan Stanley & Co. LLC or its successors, which we refer to as MS & Co., acting as calculation agent, may make changes to the adjustment factors, each initially set at 1.0, to reflect the occurrence of certain corporate events relating to the underlying stocks. You should read about these adjustments in the sections of this pricing supplement called “Risk Factors—The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect BAC Stock, AAPL Stock or NKE Stock,” “Terms—Adjustment Factor” and “—Antidilution Adjustments.”

You have no shareholder rights	Investing in the notes is not equivalent to investing in the common stock of Bank of America Corporation, the common stock of Apple Inc. or the common stock of NIKE, Inc. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying stocks. In addition, you do not have the right to exchange your notes for the underlying stocks at any time. As a result, any return on the notes will not reflect the return you would realize if you actually owned shares of the underlying stocks and received the dividends paid or distributions made on them.

MS & Co. will be the calculation agent	We have appointed our affiliate, MS & Co., to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial share prices, the final share prices, the share percent changes, the adjustments to be made, if any, to the adjustment factors to reflect certain corporate and other events affecting the underlying stocks and whether a market disruption event has occurred and will calculate the amount of cash you will receive at maturity.

MS & Co. will be the agent; conflicts of interest	The agent for the offering of notes, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Additional Information About the —Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-33.

You may revoke your offer to purchase the notes	We are using this pricing supplement to solicit from you an offer to purchase the notes. You may revoke your offer to purchase the notes at any time prior to the time

prior to our acceptance	at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any material changes to the terms of the notes, we will notify you.

No affiliation with Bank of America Corporation, Apple Inc. or NIKE, Inc.	Bank of America Corporation, Apple Inc. and NIKE, Inc. are not affiliates of ours and are not involved with this offering in any way. The obligations represented by the notes are obligations of ours and not of Bank of America Corporation, Apple Inc. or NIKE, Inc.

Where you can find more information on the notes	The notes are senior unsecured notes issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2017 and prospectus dated November 16, 2017. We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Basket of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities.”

For a detailed description of the terms of the notes, you should read the section of this pricing supplement called “Terms.” You should also read about some of the risks involved in investing in notes in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in equity-linked securities such as the notes may differ from that of investments in ordinary debt securities or common stock. See the section of this pricing supplement called “Additional Information About the Notes—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the notes.

How to reach us	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or Morgan Stanley’s principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYOUTS ON THE NOTES

At maturity, for each $1,000 stated principal amount of notes that you hold, you will receive the stated principal amount of $1,000 plus a supplemental redemption amount, if any, subject to the maximum payment at maturity. The supplemental redemption amount will be based on value of the worst performing underlying stock on the determination date and will be calculated as follows:

(i) $1,000 times (ii) the share percent change of the worst performing underlying stock times (iii) the participation rate of 100%.

In no event will the supplemental redemption amount be less than zero or greater than at least $250 per note (to be determined on the pricing date).

The following hypothetical examples illustrate how to calculate the payment at maturity on the notes. The following examples are for illustrative purposes only. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk. The actual initial share price for each underlying stock and maximum payment at maturity will be determined on the pricing date. The below examples are based on the following terms:

Stated Principal Amount:	$1,000 per note

Hypothetical Initial Share Price:	With respect to the BAC Stock: $28.00 With respect to the AAPL Stock: $190.00 With respect to the NKE Stock: $84.00
Hypothetical Maximum Payment at Maturity:	$1,250 per note (125% of the stated principal amount)

Interest:	None

EXAMPLE 1: All three underlying stocks appreciate greatly over the term of the notes, and investors receive the maximum payment at maturity.

Final share price:	BAC Stock: $50.40 AAPL Stock: $323.00 NKE Stock: $159.60
Share percent change:	BAC Stock: ($50.40 - $28.00) / $28.00 = 80% AAPL Stock: ($323.00 - $190.00) / $190.00 = 70% NKE Stock: ($159.60 - $84.00) / $84.00 = 90%
Payment at maturity:

= $1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity

= $1,000 + ($1,000 × the share percent change of the worst performing underlying stock × the participation rate), subject to the maximum payment at maturity

= maximum payment at maturity

= $1,250

In example 1, the final share price for the BAC Stock has increased from its initial share price by 80%, the final share price for the AAPL Stock has increased from its initial share price by 70% and the final share price for the NKE Stock has increased from its initial share price by 90%. Therefore, investors receive at maturity the stated principal amount plus 100% of the appreciation of the worst performing underlying stock, which is the AAPL Stock in this example, subject to the maximum payment at maturity. Because the payment at maturity cannot exceed the maximum payment at maturity, investors receive $1,250 per note at maturity.

EXAMPLE 2: All three underlying stocks appreciate over the term of the notes, and investors receive the stated principal amount plus a supplemental redemption amount based on the performance of the worst performing underlying stock.

Final share price:	BAC Stock: $42.00 AAPL Stock: $342.00 NKE Stock: $92.40
Share percent change:	BAC Stock: ($42.00 - $28.00) / $28.00 = 50% AAPL Stock: ($342.00 - $190.00) / $190.00 = 80% NKE Stock: ($92.40 - $84.00) / $84.00 = 10%
Payment at maturity:

= $1,000 + supplemental redemption amount, if any, subject to the maximum payment at maturity

= $1,000 + ($1,000 × the share percent change of the worst performing underlying stock × the participation rate), subject to the maximum payment at maturity

= $1,000 + ($1,000 × the share percent change of the NKE Stock × the participation rate)

= $1,100

In example 2, the final share price for the BAC Stock has increased from its initial share price by 50%, the final share price for the AAPL Stock has increased from its initial share price by 80% and the final share price for the NKE Stock has increased from its initial share price by 10% over the term of the notes. Because the worst performing underlying stock has appreciated by 10%, investors receive at maturity the stated principal amount plus 100% participation in the performance of the worst performing underlying stock and receive $1,100.00 per note at maturity.

EXAMPLE 3: Two underlying stock have appreciated, while the other underlying stock has not appreciated over the term of the notes. Therefore, investors receive only the stated principal amount at maturity.

Final share price:	BAC Stock: $42.00 AAPL Stock: $342.00 NKE Stock: $75.60
Share percent change:	BAC Stock: ($42.00 - $28.00) / $28.00 = 50% AAPL Stock: ($342.00 - $190.00) / $190.00 = 80% NKE Stock: ($75.60 - $84.00) / $84.00 = - 10%
Payment at maturity:	= $1,000

In example 3, the final share price for the BAC Stock has appreciated by 50% while the final share price for the AAPL Stock has increased from its initial share price by 80% and the final share price for the NKE Stock has decreased from its initial share price by 10% over the term of the notes. Because the final share price of the worst performing underlying stock is less than or equal to its respective initial share price, investors receive at maturity only the stated principal amount of $1,000 per note.

Because the payment at maturity of the notes is based on the worst performing of the underlying stocks, the fact that the notes are linked to three underlying stocks does not provide any asset diversification benefits and instead means that if any of the underlying stocks depreciates or does not appreciate from its respective initial share price, the supplemental redemption amount will be $0, even if one or both of the other underlying stocks have appreciated.

RISK FACTORS

The notes are not secured debt, are riskier than ordinary debt securities, and, unlike ordinary debt securities, the notes do not provide for the regular payment of interest. Instead, at maturity, the notes will pay an amount equal to the stated principal amount of $1,000 plus a supplemental redemption amount, if any, based upon the value of the worst performing underlying stock, as determined on the determination date, subject to the maximum payment at maturity. This section describes the most significant risks relating to the notes. Please also see the accompanying prospectus supplement and the accompanying prospectus. You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

The notes do not pay interest and may not pay more than the stated principal amount at maturity	The terms of the notes differ from those of ordinary debt securities in that we will not pay you interest on the notes. If the share percent change of the worst performing underlying stock, as determined on the determination date, is less than or equal to 0%, you will receive only the stated principal amount of $1,000 for each note you hold at maturity. As the notes do not pay any interest, if each underlying stock does not appreciate sufficiently over the term of the notes, the overall return on the notes (the effective yield to maturity) may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity. The notes have been designed for investors who are willing to forgo market floating interest rates in exchange for a supplemental redemption amount, if any, based upon the value of the worst performing underlying stock, as determined on the determination date, subject to the maximum payment at maturity.

The appreciation potential of the notes is limited by the maximum payment at maturity	The appreciation potential of the notes is limited by the maximum payment at maturity of at least $1,250.00 per note, or at least 125% of the stated principal amount (to be determined on the pricing date). Because the payment at maturity will be limited to 125% of the stated principal amount for the notes (assuming a maximum payment at maturity of $1,250 per note), any increase in the value of the worst performing underlying stock beyond 125% of its respective initial share will not further increase the return on the notes.

Any potential positive return on the notes is limited to the return of the worst performing underlying stock	Your return on the notes is not linked to a basket consisting of the three underlying stocks. Rather, it will be contingent upon the independent performance of each of the underlying stocks. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying stock. Poor performance by any underlying stock over the term of the notes will negatively affect your return and will not be offset or mitigated by a positive performance by the other underlying stocks. To receive any supplemental redemption amount, each underlying stock must close above its respective initial share price on the determination date. If any underlying stock depreciates or does not appreciate over the term of the notes, you will receive only the $1,000 stated principal amount at maturity, without any positive return on your investment. Accordingly, your investment is subject to the price risk of each underlying stock.

Because the notes are linked to the performance of the worst performing of the underlying stocks, you are exposed to a greater risk of receiving no supplemental redemption amount than if the notes were linked to just one of	The risk that you will not receive any supplemental redemption amount is greater if you invest in the notes as opposed to substantially similar notes that are linked to the performance of just one of the underlying stocks. With three underlying stocks, it is more likely that any underlying stock will close at or below the respective initial share price on the determination date than if the notes were linked to only one of the underlying stocks, and therefore it is more likely that you will not receive any supplemental redemption amount.

the underlying stocks

The notes will not be listed and secondary trading may be limited	The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The market price of the notes may be influenced by many unpredictable factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including:

•     the volatility (frequency and magnitude of changes in price) of the underlying stocks;

• interest and yield rates in the market;

• the dividend rates on the underlying stocks, if any;

• geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying stocks or stock markets generally and which may affect the price of the underlying stocks;

• the time remaining until the notes mature;

• the occurrence of certain events affecting the underlying stocks that may or may not require an adjustment to the adjustment factor; and

• any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you sell your notes prior to maturity. For example, you may have to sell your notes at a substantial discount from the stated principal amount of $1,000 per note if the closing price of any underlying stock at the time of sale is at or below its closing price on the pricing date, or if market interest rates rise. You cannot predict the future performance of any of the underlying stocks based on their historical performance. There can be no assurance that the final share price of each underlying stock will be greater than its initial share price such that you will receive at maturity an amount in excess of the $1,000 stated principal amount of the notes.

The notes are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the	You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore, you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by

market value of the notes	the market for taking our credit risk is likely to adversely affect the market value of the notes.

The amount payable on the notes is not linked to the values of the underlying stocks at any time other than the determination date	The final share prices will be based on the closing prices of each underlying stock on the determination date, subject to postponement for non-trading days and certain market disruption events. Even if the price of the worst performing underlying stock appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the price of the worst performing underlying stock prior to such drop. Although the actual price of the worst performing underlying stock on the stated maturity date or at other times during the term of the notes may be higher than its respective final share price, the payment at maturity will be based solely on the closing price of the worst performing underlying stock on the determination date.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the notes in the original issue price reduce the economic terms of the notes, cause the estimated value of the notes to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the underlying stocks, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The estimated value of the notes is determined by reference to our pricing and valuation models, which may differ from	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they

those of other dealers and is not a maximum or minimum secondary market price	attempted to value the notes. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the notes may be influenced by many unpredictable factors” above.

Morgan Stanley is not affiliated with Bank of America Corporation, Apple Inc. or NIKE, Inc.	Bank of America Corporation, Apple Inc. and NIKE, Inc. are not affiliates of ours and are not involved with this offering in any way. Consequently, we have no ability to control the actions of Bank of America Corporation, Apple Inc. or NIKE, Inc. including any corporate actions of the type that would require the calculation agent to adjust the payout to you at maturity. Bank of America Corporation, Apple Inc. and NIKE, Inc. have no obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to Bank of America Corporation, Apple Inc. or NIKE, Inc.

We may engage in business with or involving Bank of America Corporation, Apple Inc. or NIKE, Inc. without regard to your interests	We or our affiliates may presently or from time to time engage in business with Bank of America Corporation, Apple Inc. or NIKE, Inc. without regard to your interests, including extending loans to, or making equity investments in, Bank of America Corporation, Apple Inc. or NIKE, Inc. or their affiliates or subsidiaries, or providing advisory services to Bank of America Corporation, Apple Inc. or NIKE, Inc., such as merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about Bank of America Corporation, Apple Inc. or NIKE, Inc. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time may have published and in the future may publish research reports with respect to BAC Stock, AAPL Stock or NKE Stock. These research reports may or may not recommend that investors buy or hold BAC Stock, AAPL Stock or NKE Stock.

You have no shareholder rights	Investing in the notes is not equivalent to investing in BAC Stock, AAPL Stock or NKE Stock. As an investor in the notes, you will not have voting rights or the right to receive dividends or other distributions or any other rights with respect to BAC Stock, AAPL Stock or NKE Stock.

The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect BAC Stock, AAPL Stock or NKE Stock	MS & Co., as calculation agent, will adjust the adjustment factors for certain corporate events affecting BAC Stock, AAPL Stock or NKE Stock, such as stock splits, stock dividends and extraordinary dividends, and for certain other corporate actions involving BAC Stock, AAPL Stock or NKE Stock. However, the calculation agent will not make an adjustment for every corporate event or every distribution that could affect the BAC Stock, AAPL Stock or NKE Stock. In addition, no adjustments will be made for regular cash dividends, which are expected to reduce the price of an underlying stock by the amount of such dividends. If an event occurs that does not require the calculation agent to adjust an adjustment factor, such as a regular cash dividend, the market price of the notes and your return on the notes may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, an adjustment factor may materially and adversely affect the market price of the notes. For example, if the record date for a regular cash dividend were to occur on or shortly before the determination date, this may decrease the final share price of an underlying stock to be less than its respective initial share price, materially and adversely affecting your return.

The calculation agent, which is a subsidiary of	As calculation agent, MS & Co. will determine the initial share prices, the final share prices, whether a market disruption event has occurred, whether to make any

Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the notes	adjustments to the adjustment factors and the payment to you at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events (and of any adjustments to the adjustment factors). These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Terms—Initial Share Price,” “—Final Share Price,” “—Determination Date,” “—Closing Price,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” “Antidilution Adjustments,” and “—Alternate Exchange Calculation in Case of an Event of Default.” In addition, MS & Co. has determined the estimated value of the notes on the pricing date.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the notes	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes, including trading in the underlying stocks and in options contracts on the underlying stocks, as well as in other instruments related to the underlying stocks. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our other affiliates also trade the underlying stocks and other financial instruments related to the underlying stocks on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could increase the initial share prices of the underlying stocks and, therefore, could increase the prices above which the underlying stocks must close on the determination date before an investor would receive a payment at maturity that exceeds the stated principal amount. Additionally, such hedging or trading activities during the term of the notes, including on the determination date, could adversely affect the value of the underlying stocks and, accordingly, the amount of cash an investor will receive at maturity.

TERMS

Terms used but not defined herein have the meanings given to such terms in the accompanying prospectus supplement and prospectus. The term “Note” refers to each $1,000 stated principal amount of our Market Linked Notes due May 26, 2022 Based on the Value of the Worst Performing of the Common Stock of Bank of America Corporation, the Common Stock of Apple Inc. and the Common Stock of NIKE, Inc.

Aggregate Principal Amount	$

Original Issue Date (Settlement Date)	May 24, 2019

Pricing Date	May 21, 2019

Maturity Date	May 26, 2022, subject to extension as described in the following paragraph.

If, due to a Market Disruption Event or otherwise, the Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Determination Date as postponed. See “—Determination Date” below.

Stated Principal Amount	$1,000 per Note

Issue Price	$1,000 per Note

Denominations	$1,000 and integral multiples thereof

CUSIP Number	61769HCK9

ISIN	US61769HCK95

Interest	None

Minimum Purchase	$1,000 / 1 Note

Specified Currency	U.S. dollars

Underlying Stocks	The common stock of Bank of America Corporation (“BAC Stock”), the common stock of Apple Inc. (“AAPL Stock”) and the common stock of NIKE, Inc. (“NKE Stock”)

Payment at Maturity	At maturity, we will pay with respect to each $1,000 Stated Principal Amount of Notes an amount in cash equal to:

$1,000 + Supplemental Redemption Amount, if any, subject to the Maximum Payment At Maturity.

In no event will the Payment at Maturity be less than $1,000 per Note or greater than the Maximum Payment At Maturity.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the Depository Trust Company, which we refer to as “DTC,” of the amount of cash to be delivered with respect to the $1,000 principal amount of each Note, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Notes to the Trustee for delivery to DTC, as holder of the Notes, on the

Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Initial Share Price	With respect to the BAC Stock, $ , which is the Closing Price of such Underlying Stock on the Pricing Date

With respect to the AAPL Stock, $     , which is the Closing Price of such Underlying Stock on the Pricing Date

With respect to the NKE Stock, $     , which is the Closing Price of such Underlying Stock on the Pricing Date

Final Share Price	With respect to each Underlying Stock, the Closing Price of one share of such Underlying Stock times the Adjustment Factor for such Underlying Stock, each as determined by the Calculation Agent on the Determination Date.

Supplemental Redemption Amount	(i) $1,000 times (ii) the Share Percent Change of the Worst Performing Underlying Stock times (iii) the Participation Rate, provided that the Supplemental Redemption Amount will not be less than $0 or greater than at least $250 per Note (to be determined on the Pricing Date).

Maximum Payment at Maturity	At least $1,250 per Note (at least 125% of the Stated Principal Amount). The actual Maximum Payment At Maturity will be determined on the Pricing Date.

Participation Rate	100%

Share Percent Change	With respect to each Underlying Stock, a fraction, the numerator of which is the Final Share Price for such Underlying Stock minus the Initial Share Price for such Underlying Stock and the denominator of which is the Initial Share Price for such Underlying Stock.

Worst Performing Underlying Stock	The Worst Performing Underlying Stock will be the Underlying Stock with the lowest Share Percent Change.

Determination Date	May 23, 2022

If a Market Disruption Event with respect to any Underlying Stock occurs on the scheduled Determination Date, or if such Determination Date is not a Trading Day with respect to any Underlying Stock, the Final Share Price solely for such Underlying Stock will be determined on the immediately succeeding Trading Day on which no Market Disruption Event shall have occurred; provided that the Final Share Price for any Underlying Stock will not be determined on a date later than the fifth scheduled Trading Day after the scheduled Determination Date and if such date is not a Trading Day or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Final Share Price of such Underlying Stock as the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock for such date obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of Morgan Stanley & Co. LLC (“MS & Co.”) or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price on such date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith), taking into account any information that it deems relevant.

Closing Price	Subject to the provisions set out under “—Antidilution Adjustments” below, the Closing Price for one share of an Underlying Stock (or one unit of any other security for which a Closing Price must be determined) on any Trading Day (as defined below) means:

(i)	if such Underlying Stock (or any such other security) is listed on a national securities exchange (other than The Nasdaq Stock Market LLC (the “Nasdaq”)), the last reported sale price, regular way, of the principal trading session of such Underlying Stock on such day on the principal national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which such Underlying Stock (or any such other security) is listed,

(ii)	if such Underlying Stock (or any such other security) is a security of the Nasdaq, the official closing price of such Underlying Stock published by the Nasdaq on such day, or

(iii)	if such Underlying Stock (or any such other security) is not listed on any national securities exchange but is included in the OTC Bulletin Board Service (the “OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session of such Underlying Stock on the OTC Bulletin Board on such day.
If such Underlying Stock (or any such other security) is listed on any national securities exchange but the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Underlying Stock is not available pursuant to the preceding sentence, then the Closing Price for one share of such Underlying Stock (or one unit of any such other security) on any Trading Day will mean the last reported sale price of the principal trading session of such Underlying Stock on the over-the-counter market as reported on the Nasdaq or the OTC Bulletin Board on such day. If a Market Disruption Event (as defined below) occurs with respect to an Underlying Stock (or any such other security) or the last reported sale price or the official closing price published by the Nasdaq, as applicable, for such Underlying Stock (or any such other security) is not available pursuant to either of the two preceding sentences, then the Closing Price for any Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for such Underlying Stock (or any such other security) for such Trading Day obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. and its successors or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. If no bid prices are provided from any third-party dealers, the Closing Price of such Underlying Stock will be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant. The term “OTC Bulletin Board Service” will include any successor service thereto, or, if applicable, the OTC Reporting Facility operated by FINRA. See “—Antidilution Adjustments” below.

Adjustment Factor	With respect to each Underlying Stock, 1.0, subject to adjustment in the event of certain corporate events affecting such Underlying Stock. See “—Antidilution Adjustments” below.

Trading Day	With respect to each Underlying Stock, a day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange (“NYSE”), the NASDAQ, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon

Agent	MS & Co.

Calculation Agent	MS & Co. and its successors

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee and us.

All calculations with respect to the Payment at Maturity will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., ..876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Note will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Notes will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Share Prices, the Final Share Prices, the Share Percent Changes, the Payment at Maturity, what adjustments should be made, if any, to the Adjustment Factor with respect to an Underlying Stock or whether a Market Disruption Event has occurred. See “—Alternate Exchange Calculation in Case of an Event of Default “—Market Disruption Event,” “—Determination Date” and “—Antidilution Adjustments.” MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Market Disruption Event	“Market Disruption Event” means, with respect to each Underlying Stock:

(i) the occurrence or existence of any of:

(a)  a suspension, absence or material limitation of trading of such Underlying Stock on the primary market for that Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or

(b)  a breakdown or failure in the price and trade reporting systems of the primary market for such Underlying Stock as a result of which the reported trading prices for that Underlying Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

(c)  the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to that Underlying Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

(ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the Notes.

For the purpose of determining whether a Market Disruption Event has occurred with respect to an Underlying Stock: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market

Disruption Event, (3) a suspension of trading in options contracts on such Underlying Stock by the primary securities market trading in such contracts by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Underlying Stock and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to such Underlying Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Alternate Exchange Calculation
in Case of an Event of Default	If an Event of Default with respect to the Notes shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

•  the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Notes, which we describe below, the holders of the Notes and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL or Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Notes is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the Acceleration Amount and the aggregate cash amount due with respect to the Notes as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•  no quotation of the kind referred to above is obtained, or

•  every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Determination Date, then the Acceleration Amount will equal the principal amount of the Notes.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•  A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•  P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Antidilution Adjustments	The Adjustment Factor for an Underlying Stock will be adjusted as follows:

1. If such Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Adjustment Factor for such Underlying Stock will be adjusted to equal the product of the prior Adjustment Factor for such Underlying Stock and the number of shares issued in such stock split or reverse stock split with respect to one share of such Underlying Stock.

2. If such Underlying Stock is subject (i) to a stock dividend (issuance of additional shares of such Underlying Stock) that is given ratably to all holders of shares of such Underlying Stock or (ii) to a distribution of the such Underlying Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Underlying Stock, then once the dividend has become effective and such Underlying Stock is trading ex-dividend, the Adjustment Factor for such Underlying Stock will be adjusted so that the new Adjustment Factor for such Underlying Stock will equal the prior Adjustment Factor for such Underlying Stock plus the product of (i) the number of shares issued with respect to one share of such Underlying Stock and (ii) the prior Adjustment Factor for such Underlying Stock.

3. If the issuer of such Underlying Stock issues rights or warrants to all holders of its Underlying Stock to subscribe for or purchase that Underlying Stock at an exercise price per share less than the Closing Price of that Underlying Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Adjustment Factor for such Underlying Stock will be adjusted to equal the product of the prior Adjustment Factor for such Underlying Stock and a fraction, the numerator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Underlying Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Underlying Stock which the aggregate offering price of the total number of shares of such Underlying Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Closing Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Closing Price.

4. There will be no required adjustments to an Adjustment Factor to reflect cash dividends or other distributions paid with respect to an Underlying Stock other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to such Underlying Stock will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for such Underlying Stock by an amount equal to at least 10% of the Closing Price of such Underlying Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date (that is, the day on and after which transactions in such Underlying Stock on the primary U.S. organized securities exchange or trading system on which such Underlying Stock is traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend. If an Extraordinary Dividend occurs with respect to such Underlying Stock, the Adjustment Factor with respect to such Underlying Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Adjustment Factor will equal the product of (i) the then current Adjustment Factor and (ii) a fraction, the numerator of which is the Closing Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for such Underlying Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for such Underlying Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on such Underlying Stock described in clause (i), (iv) or (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Adjustment Factor pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5. If, with respect to an Underlying Stock, (i) there occurs any reclassification or change of such Underlying Stock, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Underlying Stock for such Underlying Stock, (ii) the issuer of such Underlying Stock or any surviving entity or subsequent surviving entity of the issuer of such Underlying Stock (a “Successor Corporation”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the issuer of such Underlying Stock or any Successor Corporation with another corporation occurs (other than pursuant to clause (ii) above), (iv) the issuer of such Underlying Stock is liquidated, (v) the issuer of such Underlying Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Underlying Stock (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-Off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such Underlying Stock (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining the Payment at Maturity for each Stated Principal Amount shall be determined in accordance with “—Payment at Maturity” above, except that all references to the “Final Share Price” therein for the applicable Underlying Stock shall be deemed to refer to the “Final Exchange Property Value” (as defined below).

“Final Exchange Property Value” means the Exchange Property Value on the Determination Date.

“Exchange Property Value” means (x) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such cash received for one share of such Underlying Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event, (y) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one share of such Underlying Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event and (z) for any security received in any such Reorganization Event, an amount equal to the closing price, as of the day on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of such Underlying Stock, as adjusted by the Adjustment Factor at the time of such Reorganization Event.

“Exchange Property” means securities, cash or any other assets distributed to holders of such Underlying Stock in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified share of such Underlying Stock, (B) in the case of a Spin-Off Event, the share of such Underlying Stock with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where such Underlying Stock continues to be held by the holders receiving such distribution, such Underlying Stock.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, all references herein to the applicable

“Underlying Stock” shall be deemed to refer to the Exchange Property and references to a “share” or “shares” of the applicable Underlying Stock shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

No adjustment to an Adjustment Factor will be required unless such adjustment would require a change of at least 0.1% in the Adjustment Factor then in effect. The Adjustment Factor resulting from any of the adjustments specified above will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward. Adjustments to the Adjustment Factors shall be made up to the close of business on the Determination Date.

No adjustments to an Adjustment Factor or method of calculating an Adjustment Factor will be required other than those specified above. The adjustments specified above do not cover all events that could affect the closing prices of the Underlying Stocks, including, without limitation, a partial tender or exchange offer for such Underlying Stock.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to an Adjustment Factor or method of calculating the Exchange Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to an Adjustment Factor, or to the method of calculating the amount payable at maturity of the Notes made pursuant to paragraph 5 above, upon written request by any investor in the Notes.

ADDITIONAL INFORMATION ABOUT THE NOTES

Book Entry Note or Certificated Note	Book Entry. The Notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Notes. Your beneficial interest in the Notes will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Notes, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

BAC Stock; Public Information	Bank of America Corporation is a bank holding company and a financial holding company.. BAC Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Bank of America Corporation pursuant to the Exchange Act can be located by reference to Commission file number 001-06523. In addition, information regarding Bank of America Corporation may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to BAC Stock or other securities of Bank of America Corporation. We have derived all disclosures contained in this pricing supplement regarding Bank of America Corporation from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Bank of America Corporation in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Bank of America

Corporation is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of BAC Stock (and therefore the price of BAC Stock at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Bank of America Corporation could affect the value received at maturity with respect to the Notes and therefore the value of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of BAC Stock.

We and/or our affiliates may presently or from time to time engage in business with Bank of America Corporation, including extending loans to, or making equity investments in, Bank of America Corporation or providing advisory services to Bank of America Corporation, including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Bank of America Corporation, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Bank of America Corporation, and the reports may or may not recommend that investors buy or hold BAC Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of Bank of America Corporation as in your judgment is appropriate to make an informed decision with respect to an investment linked to BAC Stock.

AAPL Stock; Public Information	Apple Inc. designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. AAPL Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by Apple Inc. pursuant to the Exchange Act can be located by reference to Commission file number 000-10030. In addition, information regarding Apple Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to AAPL Stock or other securities of Apple Inc. We have derived all disclosures contained in this pricing supplement regarding Apple Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Apple Inc. in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding Apple Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of AAPL Stock (and therefore the price of AAPL Stock at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning Apple Inc. could affect the value received at maturity with respect to the Notes and therefore the value of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of AAPL Stock.

We and/or our affiliates may presently or from time to time engage in business with Apple Inc., including extending loans to, or making equity investments in, Apple Inc. or providing advisory services to Apple Inc., including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to Apple Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to Apple Inc., and the reports may or may not recommend that investors buy or hold AAPL Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of Apple Inc. as in your judgment is appropriate to make an informed decision with respect to an investment linked to AAPL Stock.

NKE Stock; Public Information	NIKE, Inc. designs, develops and markets athletic footwear, apparel, equipment and accessory products.. NKE Stock is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “Commission”). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission’s website is www.sec.gov. Information provided to or filed with the Commission by NIKE, Inc. pursuant to the Exchange Act can be located by reference to Commission file number 001-10635. In addition, information regarding NIKE, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

This pricing supplement relates only to the Notes offered hereby and does not relate to NKE Stock or other securities of NIKE, Inc. We have derived all disclosures contained in this pricing supplement regarding NIKE, Inc. from the publicly available documents described in the preceding paragraph. In connection with the offering of the Notes, neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to NIKE, Inc. in connection with the offering of the Notes. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding NIKE, Inc. is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of NKE Stock (and therefore the price of NKE Stock at the time we price the Notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning NIKE, Inc. could affect the value received at maturity with respect to the Notes and therefore the value of the Notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of NKE Stock.

We and/or our affiliates may presently or from time to time engage in business with NIKE, Inc., including extending loans to, or making equity investments in, NIKE, Inc. or providing advisory services to NIKE, Inc., including merger and acquisition advisory services. In the course of such business, we and/or our affiliates may acquire non-public information with respect to NIKE, Inc., and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to NIKE, Inc., and the reports may or may not recommend that investors buy or hold NKE Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of NIKE, Inc. as in your judgment is appropriate to make an informed decision with respect to an investment linked to NKE Stock.

Historical Information	The following tables sets forth the published high and low Closing Prices of, as well as dividends on, each Underlying Stock for each quarter in the period from January 1, 2016 through May 15, 2019. The Closing Price of the BAC Stock on May 15, 2019 was $28.29, the Closing Price of the AAPL Stock on May 15,

2019 was $190.92 and the Closing Price of the NKE Stock on May 15, 2019 was $84.01. We obtained the information in the tables below from Bloomberg Financial Markets, without independent verification. The historical prices of each Underlying Stock set out in the tables below should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of either Underlying Stock on the Determination Date.

If the Final Share Price of any Underlying Stock is less than or equal to its respective Initial Share Price, you will receive only the Stated Principal Amount of $1,000 per Note.

Bank of America Corporation

Historical High, Low and Dividends

January 1, 2016 through May 15, 2019

	High ($)	Low ($)	Dividends ($)
2016
First Quarter	16.43	11.16	0.05
Second Quarter	15.11	12.18	0.05
Third Quarter	16.19	12.74	0.075
Fourth Quarter	23.16	15.63	0.075
2017
First Quarter	25.50	22.05	0.075
Second Quarter	24.32	22.23	0.075
Third Quarter	25.45	22.89	0.12
Fourth Quarter	29.88	25.45	0.12
2018
First Quarter	32.84	29.17	0.12
Second Quarter	31.22	28.19	0.12
Third Quarter	31.80	27.78	0.15
Fourth Quarter	30.43	22.73	0.15
2019
First Quarter	29.82	24.56	0.15
Second Quarter (through May 15, 2019)	30.77	28.25	0.15

The following graph shows the daily Closing Prices of BAC Stock from January 1, 2014 through May 15, 2019. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Determination Date.

Historical Daily Closing Prices of Bank of America Corporation

January 1, 2014 through May 15, 2019

Apple Inc.

Historical High, Low and Dividends

January 1, 2016 through May 15, 2019

	High ($)	Low ($)	Dividends ($)
2016
First Quarter	109.56	93.42	0.52
Second Quarter	112.10	90.34	0.57
Third Quarter	115.57	94.99	0.57
Fourth Quarter	118.25	105.71	0.57
2017
First Quarter	144.12	116.02	0.57
Second Quarter	156.10	140.68	0.63
Third Quarter	164.05	142.73	0.63
Fourth Quarter	176.42	153.48	0.63
2018
First Quarter	181.72	155.15	0.63
Second Quarter	193.98	162.32	0.73
Third Quarter	228.36	183.92	0.73
Fourth Quarter	232.07	146.83	0.73
2019
First Quarter	195.09	142.19	0.73
Second Quarter (through May 15, 2019)	211.75	185.72	0.77

The following graph shows the daily Closing Prices of AAPL Stock from January 1, 2014 through May 15, 2019. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Determination Date.

Historical Daily Closing Prices of Apple Inc.

January 1, 2014 through May 15, 2019

NIKE, Inc.

Historical High, Low and Dividends

January 1, 2016 through May 15, 2019

	High ($)	Low ($)	Dividends ($)
2016
First Quarter	64.90	55.04	0.16
Second Quarter	61.59	51.89	0.16
Third Quarter	60.22	52.16	0.16
Fourth Quarter	52.67	49.62	0.18
2017
First Quarter	58.68	51.98	0.18
Second Quarter	59.00	51.10	0.18
Third Quarter	60.14	51.85	0.18
Fourth Quarter	64.81	50.83	0.20
2018
First Quarter	69.65	62.49	0.20
Second Quarter	79.68	64.12	0.20
Third Quarter	85.55	75.53	0.20
Fourth Quarter	84.46	67.53	0.22
2019
First Quarter	88.01	72.75	0.22
Second Quarter (through May 15, 2019)	89.20	82.53	0.22

The following graph shows the daily Closing Prices of NKE Stock from January 1, 2014 through May 15, 2019. We obtained the information in the graph below from Bloomberg Financial Markets, without independent verification. The historical Closing Prices should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price on the Determination Date.

Historical Daily Closing Prices of NIKE, Inc.

January 1, 2014 through May 15, 2019

Use of Proceeds and Hedging	The proceeds from the sale of the Notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Note issued, because, when we enter into hedging transactions in order to meet our obligations under the Notes, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Notes borne by you and described beginning on PS-3 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Notes. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Notes by taking positions in the Underlying Stocks, in futures and/or options contracts on the Underlying Stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Share Price of an Underlying Stock, and, therefore, could increase the price above which such Underlying Stock must close on the Determination Date before you would receive a Payment at Maturity that exceeds the Stated Principal Amount (depending also on the performance of the other Underlying Stocks). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Notes, including on the Determination Date, by purchasing and selling the Underlying Stocks, futures or options contracts on the Underlying Stocks that are listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling any such securities or instruments on the Determination Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Terms, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the value of any Underlying Stock and, therefore, adversely affect the value of the Notes or the Payment at Maturity (depending also on the performance of the other Underlying Stocks).

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest	Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $ for each Note they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Notes. When MS & Co. prices this offering of Notes, it will determine the economic terms of the Notes, including the Maximum Payment at Maturity, such that for each Note the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-3.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Notes, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Agent may sell more Notes than it is obligated to purchase in connection with the offering, creating a naked short position in the Notes for its own account. The Agent must close out any naked short position by purchasing the Notes in the open market after the offering. A naked short position in the Notes is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Notes in the open market to stabilize the price of the Notes. Any of these activities may raise or maintain the market price of the Notes above independent market prices or prevent or retard a decline in the market price of the Notes. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Notes. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Notes or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the Notes, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Notes, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Notes has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Notes or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Notes under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Notes. We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

In addition to the selling restrictions set forth in “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement, the following selling restrictions also apply to the Notes:

Brazil

The Notes have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission). The Notes may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Notes have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the Notes or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Mexico

The Notes have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Benefit Plan Investor Considerations	Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (such accounts and plans, together with other plans, accounts and arrangements subject to Section 4975 of the Code, also “Plans”). ERISA Section 406 and Code Section

4975 generally prohibit transactions between Plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Notes are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Notes are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Notes. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Notes.

Because we may be considered a party in interest with respect to many Plans, the Notes may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Notes will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Notes that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Notes on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition of these Notes will not constitute or result in a non-exempt are not prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violate any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase, holding and disposition of the Notes do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Notes to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan. In this regard, neither this discussion nor anything provided in this document is or is intended to be investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of these Notes should consult and rely on their own counsel and advisers as to whether an investment in these Notes is suitable.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Notes if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Notes by the account, plan or annuity.

United States Federal Taxation	In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to U.S. Holders—Contingent Payment Notes.” Under this treatment, if you are a U.S. taxable investor, you generally will be subject to annual income tax based on the “comparable yield” (as defined in the accompanying prospectus supplement) of the notes, adjusted upward or downward to reflect the difference, if any, between the actual and projected amount of the payments on the notes. The comparable yield will be determined on the pricing date and may be significantly higher or lower than the comparable yield if the notes were priced on the date hereof. The comparable yield and the projected payment schedule (or information about how to obtain them) will be provided in the final pricing supplement. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the notes generally will be treated as ordinary income.

You should read the discussion under “United States Federal Taxation” in the accompanying prospectus supplement concerning the U.S. federal income tax consequences of an investment in the notes.

The comparable yield and the projected payment schedule will not be provided for any purpose other than the determination of U.S. Holders’ accruals of interest income and adjustments thereto in respect of the notes for U.S. federal income tax purposes, and we make no representation regarding the actual amount of the payments that will be made on the notes.

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation—Tax Consequences to Non-U.S. Holders.”

As discussed in the accompanying prospectus supplement, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an Internal Revenue Service (“IRS”) notice, Section 871(m) will not apply to securities issued before January 1, 2021 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In addition, as discussed in the accompanying prospectus supplement, withholding rules commonly referred to as “FATCA” apply to certain financial instruments (including the notes) with respect to payments of amounts treated as interest and to any payment of gross proceeds of a disposition (including retirement) of such an instrument. However, recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization) eliminate the withholding requirement on payments of gross proceeds of a taxable disposition.

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Moreover, neither this document nor the accompanying prospectus supplement addresses the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Code.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

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